Exhibit 99.1

19 Aug. 09

TO:	EMO Capital (Orexis Solutions)

115 He Xiang Road

Bai Hi Village 200000

CHINA

Private and Confidential

Dear Mr. Fang

Re:	Partner Agreement (“The Agreement”)

This agreement constitutes of a 2 (two) page document, plus an appendix. The Agreement is to confirm that Kalsoft Dubai Limited (“The Developer”, “We”) will develop and support the Orexis CTI/IVR mobile solution (“The Product”) for Orexis Technologies (“The Partner”). Orexis Technology has been acquired by EMO Capital Corp. (“The Entity”). All cash and share transactions will close via JbNs Dubai Limited (“The Escrow”).

The agreed development costs of The Product is £1,800,000 (One Million Eight Hundred Thousand British Pounds).

We have agreed, as part of The Agreement to invest £1,300,000 (One Million Three Hundred Thousand), worth of man power into The Product. We shall provide the following services:

•	Development of a fully functional CTI/IVR solution for mobile phones. As per Appendix A of this schedule.

•	Provide Tier 1, 2 and 3 support for the solution for a 2 (two years) year period after the release of version 1.0.

As part of The Agreement We agreed on the following points:

1.	To take 2,500,000 (Two Million Five Hundred Thousand Shares) in the Entity. We requested that the shares be issued under the name Waterfalls Software House Dubai and

2.	A cash sum of £500,000 GBP (Five Hundred Thousand British Pounds) being made in two equal amounts:

a.	The first £250,000 GBP payment will be made at the release the proof of concept to be developed on a blackberry phone. This is available immediately and

b.	The final £250,000 GBP payment will be made upon release of version 1.0. This needs to be finalized in terms of the scope.

We shall place The Produce into The Escrow, as shall the Entity place the funds into The Escrow. The Escrow shall be responsible for ensuring that the Product has been developed to specification. Once satisfied The Escrow shall release The Product to The Entity and the funds to The Developer.

We understand that the shares outlined in point 1 on the previous page will be fully issued and placed with The Escrow. We understand that we shall receive a share certificate for half of the shares 1,250,000 (One Million Two Hundred and Fifty Thousand) on release of the proof of concept and The Escrow shall forward us the certificate for the remainder on delivery of the final release.

I will be grateful if you could sign and return this Agreement as confirmation of its contents.

Best Regards,

Khurram Kalia
President & CEO
Kalsoft Dubai Limited

NAME:

SIGNATURE:

DATE:

POSITION:

Appendix A – Overview of Functionality Request for Solution

Specification and Download Guide

i.	Background
ii.	Application Functionality
1.	Change voice prompts (downloads and pre-set)
2.	Change IVR menu options
3.	Manipulate ad’s shown on mobile interface
4.	Select different “skins”
5.	Mobile to web chat
6.	Voice recognition to navigate menu (optional)
7.	Capture and store navigation options selected by user
8.	Develop API to post navigation options to CTI or chat
9.	Secure passport for authentication
10.	Mobile Platform development
iii.	Web Server Functionality
1.	Overview
2.	Architecture
3.	Functionality
iv.	Server Functionality
1.	Overview
2.	Architecture
3.	Post chat feedback form
v.	Installation
1.	Download methods
2.	Application footprint
3.	Typical download times